Pricing Supplement No. 18                  Filing under Rule 424(b)(3)
Dated February 4, 1998                     Registration File No. 33-58820
(To Prospectus dated June 11, 1993)


                                  $250,000,000
                       HAWAIIAN ELECTRIC INDUSTRIES, INC.
                          MEDIUM-TERM NOTES, SERIES B
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

Principal amount:  $20,000,000                  Floating Rate Notes:  N/A
Interest Rate (if fixed rate):  6.125%            Base Rate:  N/A
Stated Maturity Date: February 9, 2001               Commercial Paper Rate
Issue price (as a percentage of                      Prime Rate
 principal amount):  100%                            LIBOR
Selling Agent's commission (%):  N/A                 Treasury Rate
Purchasing Agent's discount                          CD Rate
 or commission (%):  0.35%                           Federal Funds Rate
Net proceeds to the Company (%):  99.65%             Other:
Settlement date and time (original                Index Maturity: N/A
 issue date):  February 9, 1998                   Spread: N/A
Initial Redemption Date (if any):  N/A            Spread Multiplier:  N/A
Initial Redemption Percentage:  N/A               Maximum Interest Rate:  N/A
Annual Redemption                                 Minimum Interest Rate:  N/A
 Percentage Reduction:  N/A                       Initial Interest Rate:  N/A
Optional Repayment Dates:  N/A                    Interest Reset Period:  N/A
Currency of Denomination:  U.S.                   Interest Determination Date(s):  N/A
Currency of Payment:  U.S.                        Calculation Date(s):  N/A
Minimum Authorized                                Interest Payment Period:  N/A
 Denominations:  $1,000                           Regular Record Date(s):  N/A
Additional Terms:  N/A                            Calculation Agent:  N/A
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          Redemption prices (if any):  The Redemption Price shall initially be
N/A  %  of the principal amount of such Notes to be redeemed and shall decline
(but not below par) on each anniversary of the Initial Redemption Date by   N/A
% of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

          Use of Proceeds and Additional Terms:

          All or substantially all of the net proceeds to Hawaiian Electric Industries, Inc. ("HEI") from the sale of its Medium-Term Notes, Series B, covered by this Pricing Supplement will be used by HEI to retire commercial paper, and/or for other general corporate purposes. As of February 4, 1998, HEI's commercial paper outstanding totaled approximately $190 million. Such commercial paper bore interest at prevailing market rates and had original maturities varying between 1 and 160 days.

          As of the date of this Pricing Supplement, the aggregate initial public offering price of the Series B Notes which have been sold (including the Series B Notes to which this Pricing Supplement relates) is $151,000,000.

          "N/A" as used herein means "Not applicable". "A/S" as used herein means "As stated in the Prospectus referred to above".

MERRILL LYNCH & CO.